Exhibit 10.24
AMERESCO, INC.
CONFIDENTIAL INFORMATION, INVENTION,
NON-SOLICITATION AND NON-COMPETITION AGREEMENT
In consideration of and as a condition of my employment or continued employment by Ameresco, Inc. (the “Company”), any of its subsidiaries, or any of their respective successors or assigns, and for other good and valuable consideration, receipt of which is hereby acknowledged, I agree to the following:
1.	At-Will Employment. Except as otherwise set forth in any separate written Employment Agreement between me and any Company entity, I understand and acknowledge that my employment with the Company is on an “at-will” basis and may be terminated at any time, for any reason, with or without cause, at the option of either the Company or myself. I acknowledge that this Confidential Information, Invention, Non-Solicitation and Non-Competition Agreement (the “Agreement”) does not constitute a contract of employment and does not imply that the Company will continue my employment for any period of time.
2.	Confidential Information.
(a)	Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use or attempt to use, except for the benefit of the Company, and not to disclose to any person or entity without written authorization of the Chief Executive Officer (CEO) or Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to: research, business plans, products, product improvements, services, projects, proposals, customer lists and customers (including, but not limited to, customers of the Company on whom I call or with whom I become acquainted during the term of my employment), prospective customers, personnel data, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods, sales and profit figures, finances, techniques, strategies, discoveries, the title and description of any patents or patent applications and the date of filing of any patents or patent applications filed by the Company in any country or jurisdiction (until the same becomes generally available to the public) and

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	1

any other business information disclosed to me by the Company, whether directly or indirectly, either orally, in writing or by drawings or inspection of documents or other tangible property. It is understood that Confidential Information does not include knowledge, skills, or information which is common to the business of the Company or which is generally known outside the Company. I understand that all confidential information, which I am exposed to during my employment, whether created by me or by others, constitutes the exclusive property of the Company and shall not be copied or removed from Company premises except in the pursuit of the business of the Company.
(b)	Former Employer Information. I agree that, during my employment with the Company, I will not improperly use or disclose any confidential or proprietary information or trade secrets of any former employer or other person or entity with whom I have an agreement or duty to keep such information or secrets confidential, if any, and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. My employment and contemplated duties as an employee of the Company do not and will not violate or cause me to be in breach of any obligation or covenant made to any former employer, and I will not take any action during my employment with the Company that would be in violation or breach of any legal obligation that I may have to any former employer.

(c)	Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my work for the Company, consistent with the Company’s agreement with such third party.
3.	Inventions and Intellectual Property.
(a)	Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	2

Inventions”), which belong to me (excluding any Prior Inventions which were assigned to any former employers or any other third party), which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
(b)	Assignment of Inventions. I agree that I promptly will make full written disclosure to the Company (or any persons designated by it), will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, without further compensation, all my right, title, and interest in and to any and all Inventions (as such term is defined in the following sentence), and any and all rights and benefits resulting therefrom, that (i) relate to the business of the Company or any of the products or services being developed, manufactured or sold by the Company; (ii) result from tasks assigned me by the Company; or (iii) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company. I further agree that original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and on behalf of the Company are the sole property of the Company and constitute “works made for hire” as that term is defined in the United States Copyright Act; provided, however that this provision shall in no way apply to original works of authorship which are not made within the scope of my employment or on behalf of the Company (“Personal Works of Authorship”); and provided, further, that the Company shall retain the right to review, edit and finally approve any such Personal Works of Authorship referring to or otherwise discussing the Company or its business, products, services, employees or customers.

The term “Inventions” shall include, without limitation, all inventions, discoveries, designs, processes, developments, concepts, formulas, business methods, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	3

conceived or developed or reduced to practice, during the period of time I am in the employ of the Company, including the copyright thereon. All such Inventions and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall communicate, without cost or delay, and without publishing the same, all available information relating to the Inventions (with all necessary plans and models) to the Company.

(c)	Maintenance of Records. I agree to keep and maintain adequate and current records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d)	Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks or other intellectual property rights relating thereto in any and all countries, including (i) the disclosure to the Company of all pertinent information and data with respect thereto, (ii) the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, trademarks or other intellectual property rights relating thereto, and (iii) the defense of any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such copyrights, patents, trademarks or other intellectual property rights. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright, trademark or other registrations covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	4

issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by me.
4.	Return of Company Property and Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any Company property, including but not limited to: mobile telephones, pagers, computers, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, materials, equipment, other documents or property, or reproductions of any aforementioned items, whether developed by me pursuant to my employment with the Company or otherwise belonging to the Company. Upon the termination of my employment, I agree to sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B.
5.	Non-Competition and Non-Solicitation.
(a)	I agree that I shall not during my employment with the Company and for a period of six months after the termination or cessation of such employment, but only if such termination or cessation of employment is voluntary (unless voluntary for “Good Reason”, as defined in Section 5(c) hereafter) or involuntary for “Cause” (as defined in Section 5(d) hereafter), either directly or indirectly on my own behalf or in association with or on behalf of others:
(i)	engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or renders any service that competes with any product or service developed, manufactured, marketed, sold or rendered, or planned to be developed, manufactured, marketed, sold or rendered by the Company or any of its subsidiaries while I was employed by the Company; or

(ii)	directly or indirectly, solicit, entice or induce any employee of the Company to leave the employ of the Company or solicit, entice or induce for employment (whether as an advisor, consultant, independent contractor or otherwise) any person who was an

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	5

employee of the Company at the time of the termination or cessation of my employment with the Company.
(b)	The geographic scope of this Section 5 shall extend worldwide to anywhere the Company or any of its subsidiaries: (i) is doing business at the time of termination or cessation of employment; (ii) has done business during the six (6) months prior to the time of termination or cessation of employment; or (iii) has plans to do business as published in any Company business plan at the time of termination or cessation of employment.

(c)	The Non-Competition obligations to which I am bound will continue in full force and effect in the event that I choose to voluntarily terminate my employment with the Company, unless such voluntary termination is for Good Reason, in which such case the Non-Competition obligations shall cease at the time of termination of employment. For this purpose only, “Good Reason” shall mean that, without an employee’s written consent, the occurrence after an Acquisition Event (as such is defined in the Company’s 2000 Stock Incentive Plan) of any of the following circumstances unless, in the case of paragraphs (ii) or (iii), such circumstances are fully corrected prior to the date of termination specified in any notification of termination given in respect thereof:
i.	any reduction in the employee’s annual base salary as in effect on the date of his or her employment by the Company, or as the same may be increased from time to time;

ii.	the failure of the Company to continue in effect any material compensation or benefit plan in which such employee participates immediately prior to the Acquisition Event, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue such employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of such employee’s participation relative to other participants, as existed at the time of the Acquisition Event;

iii.	the failure by the Company to continue to provide the employee with benefits substantially similar to those enjoyed by such

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	6

employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which such employee was participating at the time of the Acquisition Event, the taking of any action by the Company which would directly or indirectly substantially reduce such benefits; and
iv.	any requirement by the Company or of any person in control of the Company that the location at which such employee perform his or her principal duties for the Company be changed to a new location outside a radius of 40 miles from the location at which such employee performs his or her principal duties for the Company at the time of the Acquisition Event.
(d)	The Non-Competition obligations to which I am bound will continue in full force and effect in the event that my employment with the Company is involuntarily terminated for Cause. “Cause” shall mean (i) the willful and continued failure by me to substantially perform my duties with the Company (other than any such failure resulting from an my incapacity due to physical or mental illness), provided that a written demand for substantial performance has been delivered to me by the Company specifically identifying the manner in which the Company believes that I have not substantially performed my duties and I have not cured such failure within 30 days after such demand, or (ii) I have willfully engaged in conduct which is demonstrably and materially injurious to the Company, or (iii) I have materially violated any provision of this Agreement or the express significant policies of the Company, or (iv) I have at any time been convicted of a felony, a crime of moral turpitude, or fraud. For purposes of this definition, no act or failure to act on my part shall be deemed “willful” unless done or omitted to be done by me not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.
6.	Representations and Warranties of Employee. I represent and warrant to the Company that my employment with the Company and the signing and delivery of this Agreement, and the fulfillment of the terms of this Agreement, (i) will not constitute a breach of any agreement or other instrument to which I am a party or by which I am legally bound, and (ii) does not require the consent of any person or entity. I further represent and warrant that, except as I have disclosed to the Company in writing, I am not bound by the terms of any employment contract, restrictive covenant or other agreement preventing me

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	7

from accepting employment or carrying out my responsibilities for the Company as contemplated.
7.	Equitable Remedies. I agree that the restrictions in this Agreement are necessary for the protection of the business and goodwill of the Company. I further agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, 5 and 6 of this Agreement. Accordingly, I agree that if I breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I consent to the issuance of such injunction and to the ordering of specific performance.
8.	General Provisions.
(a)	Limit on Obligations of Company. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment or to exploit any Inventions.

(b)	Waiver. The Company reserves the right, in its sole discretion, to waive any term or provision of this agreement in such circumstances as the Company deems appropriate. Any waiver by the Company of any provision or a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision.

(c)	Severability. I acknowledge that each provision herein shall be treated as a separate and independent clause, and the unenforceability or invalidity of any one clause shall in no way impair the enforceability of any of the other clauses in this Agreement.

(d)	Interpretation. I acknowledge that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, time, activity or subject so as to be unenforceable at law, I agree that such provision or provisions should be

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	8

interpreted by the appropriate judicial body by limiting and reducing it or them, for such provision or provisions to be enforceable to the maximum extent allowed under applicable law.
(e)	Survival. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

(f)	Definition of the Company. The term “Company” in this Agreement shall include Ameresco, Inc. and any of its parents, subsidiaries, divisions, subdivisions or affiliates.

(g)	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws provisions. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts). The parties hereby consent to personal jurisdiction over them of any court sitting in the Commonwealth of Massachusetts having jurisdiction over the subject matter of any lawsuit arising out of, or pertaining to this Agreement. Accordingly, the parties agree that either of them may commence and have resolved any legal action brought to enforce this Agreement, seek redress of any alleged breach of this Agreement, and/or seek a declaration of rights and/or obligations under this Agreement in the federal and state courts within the Commonwealth of Massachusetts.

(h)	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein, supersedes all prior agreements between the parties, whether written or oral, and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	9

(i)	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors and assigns.

(j)	Headings. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope of substance of any section of this Agreement.
I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL ITS PROVISIONS.

Employee Signature:

Print Name:

Date:

CONFIDENTIAL INFORMATION, INVENTION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT	10

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

Employee Signature:

Print Name:

Date:

EXHIBIT B
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any mobile telephones, pagers, computers, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Ameresco, Inc., its subsidiaries, affiliates, or any of their respective successors or assigns (together, the “Company”).
I further certify that I have complied and will continue to comply with all the terms of the Company’s Confidential Information, Invention, Non-Solicitation and Non-Competition Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

Employee Signature:

Print Name:

Date: